Exhibit 99.1

Press Release

Vuzix Appoints Pete Jameson to the Role of Chief Operating Officer

ROCHESTER, NY, January 11, 2022 – Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of Smart Glasses and Augmented Reality (AR) technology and products, is pleased to announce that the Company has appointed business operations, manufacturing, and technology veteran Pete Jameson to the open role of Chief Operating Officer (COO). Mr. Jameson joined Vuzix in January 2021 and had served as General Manager of Vuzix until this appointment.

Mr. Jameson brings a wealth of general management and operating experience to his new position. Prior to joining Vuzix, he served as COO of Osterhout Design Group (ODG), a leading wearable technology company that developed and manufactured mobile, self-contained and lightweight head-worn mixed reality smart glasses with photo-realistic imagery. While there, he helped transition ODG from a prototype shop to a commercial product company with a full product commercialization process, contract manufacturing, an ERP system and a worldwide distribution channel. Prior to ODG, Mr. Jameson was a General Manager & Vice President at Eastman Kodak, where he headed the start-up and growth of new, entrepreneurial businesses that drove rapid worldwide growth in new product categories including digital cameras/SLRs, digital displays, digital media adapters and digital video cameras. While at Eastman Kodak, Mr. Jameson grew revenue in these businesses from $0 to hundreds of millions of dollars in revenue and gross profit. Immediately prior to Vuzix, Mr. Jameson was an Executive Management Consultant working with micro-display companies on business and technology planning for the AR/VR industry.

Mr. Jameson holds a Bachelor of Science Electrical Engineering degree from Union College in Schenectady, New York and a Master of Business Administration degree from the University of Rochester Simon School of Business in Rochester, New York.

"I am excited to expand my role as part of the executive management team at Vuzix and have the opportunity to contribute to the success of a company that has already established itself as a leader in the AR smart glasses space," said Mr. Jameson. "I look forward to working closely with our CEO and Founder. Paul Travers and the entire organization, bringing my knowledge and experience to bear on the execution of Vuzix’ business plan and strategy and driving continued growth."

“Pete is an accomplished, hands-on executive with a 20-plus year track record of building and scaling B2B/Consumer growth businesses in Silicon-Valley, corporate and international environments. He’s also an innovative problem-solver with a unique balance of managerial and operational expertise coupled with marketing, technical and product commercialization skills, as well as being an excellent communicator with employees and external audiences,” said Paul Travers, President and CEO of Vuzix. “As Vuzix prepares to enter an exciting new growth phase of our business, we couldn’t be in more capable hands with Pete at the operations helm. Vuzix looks forward to leveraging his unique industry experience, skill set and leadership abilities to help carry this company to the next level of excellence as an industry leader in augmented reality and wearable display technology.“

Press Release

About Vuzix Corporation

Vuzix is a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 243 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2022 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit the Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to the appointment of Pete Jameson as COO and his impact on Vuzix, and among other things, and among other things the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Vuzix Media and Investor Relations Contact:

Ed McGregor, Director of Investor Relations,

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com